ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made as of the 31st day of December, 2005, by and between OLD MUTUAL CAPITAL, INC., a Delaware corporation ("OMCAP"), OLD MUTUAL FUND SERVICES, a Pennsylvania business trust (the “Administrator”), and SEI INVESTMENTS MUTUAL FUNDS SERVICES, a Delaware statutory trust (the “Sub-Administrator).

WHEREAS, the Administrator and the Sub-Administrator are parties to an amended and restated sub-administration agreement, dated January 1, 2001 (the “Sub-Administrative Services Agreement”) providing for sub-administrative services to Old Mutual Advisor Funds II (formerly known as PBHG Funds), a Delaware statutory trust (“OMAF II”); and

WHEREAS, the Board of Trustees of OMAF II has appointed OMCAP as the new investment adviser for the series portfolios of OMAF II pursuant to an interim investment management agreement (the “Interim Management Agreement”) and a final investment management agreement that will become effective upon shareholder approval (the “Final Management Agreement”); and

WHEREAS, pursuant to an Assignment and Assumption Agreement between the OMAF II, the Administrator and OMCAP, beginning December 31, 2005, OMCAP will provide the administrative services to OMAF II that were previously provided by the Administrator pursuant to an administrative services agreement (the “Administrative Services Agreement”); and

WHEREAS, pursuant to the terms of the Assignment and Assumption Agreement, the Administrative Services Agreement will terminate upon shareholder approval of the Final Management Agreement; and

WHEREAS, the Final Management Agreement obligates OMCAP to provide the administrative services to OMAF II that were previously provided by the Administrator pursuant to the Administrative Services Agreement; and

WHEREAS, the Administrator desires to assign its rights and obligations under the Sub-Administrative Services Agreement, and the Sub-Administrator desires to consent to such assignment, to OMCAP, and OMCAP desires to assume such obligations.

The parties hereto, intending to be legally bound, hereby agree as follows:

1.            Assignment. Administrator hereby transfers, assigns, conveys and sets over unto OMCAP, its successors and assigns, all of Administrator’s right, title, interest, powers, privileges, benefits and options accruing to the Administrator in, to and under the Sub-Administrative Services Agreement.

2.            Assumption. In consideration of the premises set forth herein, OMCAP hereby unconditionally and irrevocably assumes and agrees with Administrator to perform and discharge when due all of the Administrator’s obligations and liabilities of any kind arising out of, or to be performed under, the Sub-Administrative Services Agreement.

3.	Miscellaneous.

3.1          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Administrator, Sub-Administrator and OMCAP and their respective successors and assigns.

3.2          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

3.3          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed in their respective corporate names by their respective undersigned duly authorized signatories as of the day and year first above written.

ADMINISTRATOR:

OLD MUTUAL FUND SERVICES

By: /s/ Mark Black

Name: Mark Black

Title: President

OLD MUTUAL CAPITAL, INC.

By: /s/ David J. Bullock

Name: David J. Bullock

Title: President

AGREED AND CONSENTED TO:

SUB-ADMINISTRATOR:

SEI INVESTMENTS MUTUAL FUNDS SERVICES

By: /s/ Stephen G. Meyer

Name: Stephen G. Meyer

Title: Executive Vice President

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